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ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated the 6th day of January, 2003.

AMONG:

RESIN SYSTEMS INC., a company incorporated under the laws of Alberta and having an office in Edmonton, Alberta (the "Purchaser")

OF THE FIRST PART

AND:

CANZEAL ENTERPRISES LTD., a company incorporated under the laws of the Northwest Territories and having an office in the City of Yellowknife, Northwest Territories (the "Vendor")

OF THE SECOND PART

AND

BRUCE ELLIOTT, an individual resident in the City of Yellowknife, Northwest Territories ("Bruce Elliott")

OF THE THIRD PART

WHEREAS:

A.

the Vendor is the legal and beneficial owner of the Assets;

B.

the Vendor has agreed to sell and the Purchaser has agreed to purchase the Assets on the terms and conditions set out herein; and

C.

the representations, warranties, covenants and agreements of Bruce Elliott contained in this Agreement form a material part of the consideration to be received by the Purchaser and the Purchaser would not enter into this Agreement without such representations, warranties, covenants and agreements.

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises, covenants and agreements herein set forth and the payment by the Purchaser to Bruce Elliott of $1.00 (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.

Definitions

For all purposes of this Agreement including the recitals hereto:

(a)

"Affiliate" of Purchaser means any corporation which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with Purchaser.

(b)

"Assets" means any and all intangible assets relating to or in any way used in the manufacture and distribution of composite poles, including but not limited to, the filament winding technology, the related line equipment technology, and all Intellectual Property Rights subsisting in or flowing from the use of such intangible assets in the Business;

(c)

"Business" means the business of (i) designing, assembling and installing filament winding equipment and related line equipment used in the manufacture of composite poles, and (ii) the manufacture and distribution of composite polls;

(d)

"Closing Date" means January 6th, 2003;

(e)

"Common Shares" means fully paid and non-assessable common shares in the capital of the Purchaser, as presently constituted;

(f)

"Exchange" means the TSX Venture Exchange;

(g)

"Intellectual Property Rights" means all intellectual and industrial property rights of whatever nature and kind anywhere in the world including, without limitation: all trademarks, tradenames, domain names, trading styles, patents, industrial designs, and copyrights, whether registered or unregistered, and all applications for registrations thereof; inventions, whether patentable or unpatentable and whether or not reduced to practice; all confidential information including, without limitation, trade secrets, formulae, recipes, product formulations, compositions, processes and methods, technology, techniques, know-how and manuals;

(h)

"Net Revenues" means the amounts payable to a person for the sale of, or the license or other use of Products, less (i) normal and customary rebates, and cash, trade and quantity discounts; (ii) sales, use and/or other excise taxes or duties; (iii) the actual cost of any packaging and shipping, including insurance; (iv) amounts actually allowed or credited due to defects, returns, rejections, wholesale chargebacks or retroactive price reductions; and (v) interest and other financing revenues;

(i)

"Products" means poles manufactured using or exploiting all or any part of the Assets;

(j)

"Purchase Price" has the meaning ascribed thereto in Section 5.1;

(k)

"Purchaser" means Resin Systems Inc.;

(l)

"Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(m)

"Unit" means a unit of the Purchaser, each of which is comprised of one Common Share and one-half of one Warrant;

(n)

"Vendor" means Canzeal Enterprises Ltd.; and

(o)

"Warrant" means a warrant of the Purchaser, each of which will entitle the holder thereof to purchase one Common Share at an exercise price of $0.75 per Common Share, subject to adjustment in certain events, at any time on or before 4:30 p.m. (Edmonton time) on the first anniversary of the Closing Date.

2.

Warranties, Representations and Acknowledgments

2.1

The Vendor and Bruce Elliott jointly and severally warrant and represent to the Purchaser (and the Purchaser relies on such representations and warranties in entering into this Agreement) that:

Corporate

(a)

the Vendor is the registered and beneficial owner of the Assets, free and clear of all liens, charges, overriding royalties and encumbrances;

(b)

the Vendor and Bruce Elliott have all the requisite power and authority to enter into this Agreement on the terms and conditions herein set forth and to perform their respective obligations under this Agreement;

(c)

the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which the Vendor or Bruce Elliott is a party or by which the Vendor or Bruce Elliott or any of the Assets are bound, or any judgment, decree, order, statute, rule or regulation applicable to the Vendor or Bruce Elliott or any of the Assets;

(d)

this Agreement has been duly executed and delivered by the Vendor and Bruce Elliott and all other assignments, transfers and other conveyances and documents executed and delivered by or on behalf of the Vendor and Bruce Elliott pursuant hereto shall have been duly executed and delivered by, or on behalf of, the Vendor and Bruce Elliott, and this Agreement does, and such other documents will, constitute legal, valid and binding obligations of the Vendor and Bruce Elliott enforceable in accordance with their respective terms;

(e)

neither the Vendor nor Bruce Elliott has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Purchaser shall have any obligation or liability;

(f)

the Vendor is not a party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which might reasonably be expected to result in impairment or loss of the Vendor's interest in the Assets or the interest of the Purchaser to be acquired therein or any part thereof, and to the best of the Vendor's knowledge there are no such actions, suits or other legal, administrative, or arbitration proceedings or government investigations pending;

(g)

the Vendor is not a non-resident of Canada for purposes of the Tax Act;

(h)

to the knowledge of the Vendor and Bruce Elliott, the execution, delivery and performance of this Agreement by the Vendor and Bruce Elliott does not and will not result in the restriction of the Purchaser from engaging in the Business or from competing with any person in any geographical area or otherwise subject the Purchaser to any non-competition, exclusivity or other similar agreement, commitment or understanding;

Condition of Assets

(i)

to the knowledge of the Vendor and Bruce Elliott,, the Assets contain all the rights, including Intellectual Property Rights, which are required to enable the Purchaser to conduct the Business in the manner which it is now carried on or proposed to be carried on by the Purchaser;

Intellectual Property

(j)

to the knowledge of the Vendor and Bruce Elliott, the past or current use of the Assets does not infringe, misuse or misappropriate any Intellectual Property Rights of third parties and the Vendor has not received any notice from any person alleging or otherwise claiming that the Vendor's past and/or current use of any of its Intellectual Property Rights in the Assets, violates or infringes upon the Intellectual Property Rights of any person;

(k)

to the knowledge of the Vendor and Bruce Elliott, the Intellectual Property Rights in the Assets are not invalid or unenforceable.  To the knowledge of the Vendor and Bruce Elliott, no infringement, misuse or misappropriation of the Intellectual Property Rights in the Assets has occurred;

(l)

to the knowledge of the Vendor and Bruce Elliott, the Vendor has not used or enforced or failed to use or enforce or taken any action, or omitted to take any action, that would waive, or result in the waiver of, any Intellectual Property Rights or other rights associated with the Assets in any manner which has adversely affected or is likely to adversely affect the validity of the Intellectual Property Rights in the Assets;

(m)

all inventors, at the time they designed, developed, or engineered the Assets, were either full-time employees of the Vendor, employed as inventors and designed, developed or engineered the Assets as part of their duties of their employment, or were contractors who assigned their Intellectual Property Rights in and to the Assets to the Vendor pursuant to written agreements;

(n)

the Vendor has taken and will continue to take reasonable security measures to protect the secrecy, confidentiality and value of the Assets, and all confidential information related thereto;

General

(o)

the Vendor's GST registration number is 10079 4601 RT001; and

(p)

the Vendor acknowledges that the certificates representing the Common Shares and Warrants comprising the Units which are issuable pursuant to the terms of this Agreement will be subject to a hold period for the purposes of applicable securities legislation and will bear the following restrictive legend:

Without prior approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until May 7, 2003.

2.2

The Purchaser warrants and represents to the Vendor (and the Vendor relies on such representations and warranties in entering into this Agreement) that:

Corporate

(a)

the Purchaser is a company duly incorporated and validly existing under the laws of Alberta;

(b)

the Purchaser has the corporate capacity to enter into this Agreement and to perform its obligations hereunder and has taken all the necessary steps to authorize the execution thereof;

(c)

the Purchaser is authorized to issue and deliver to the Vendor the Units referred to in Section 5.1 hereof;

(d)

the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which the Purchaser is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to it or of the constating documents or by-laws of the Purchaser;

(e)

all consents necessary or required from third parties have been obtained in respect of the issuance of the Units including, without limitation, governmental authorities, regulators, stock exchanges and lenders;

(f)

the Purchaser is a Canadian within the meaning of the Investment Canada Act;

(g)

the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Vendor shall have any obligation or liability;

(h)

this Agreement has been duly executed and delivered by the Purchaser and all other assignments, transfers and other conveyances and documents executed and delivered by or on behalf of the Purchaser pursuant hereto shall have been duly executed and delivered by, or on behalf of, the Purchaser and this Agreement does, and such other documents will, constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms;

(i)

the Common Shares are listed and posted for trading on the Exchange;

(j)

the Exchange has conditionally approved the listing of Common Shares forming part of the Units and the Common Shares issuable upon exercise of the Warrants forming part of the Units for listing and posted for trading on the Exchange;

(k)

the Warrants forming part of the Units to be issued to the Vendor pursuant to the terms of this Agreement will be validly issued by Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their terms;

(l)

the Common Shares and Warrants comprising the Units to be issued to the Vendor hereunder will be free and clear of any and all liens, charges, adverse claims, pledges and encumbrances and demands whatsoever;

(m)

the Common Shares and Warrants comprising the Units to be issued to the Vendor hereunder be free and clear of any and all pre-emptive rights or options granted in favour of third parties;

(n)

the Purchaser is a "reporting issuer" as defined under the Securities Act (Alberta) (the "Securities Act") and has been a reporting issuer in Alberta since September 1, 2002 and is not in default of the Securities Act;

(o)

the Common Shares to be issued to the Vendor pursuant to the terms of this Agreement are duly authorized and reserved for issuance and when issued in accordance with the terms of this Agreement will be validly issued as fully paid and non-assessable shares;

(p)

the Common Shares, the Warrants and the Common Shares underlying the Warrants to be issued to the Vendor pursuant to the terms of this Agreement will be subject to a four month hold period for the purposes of the Securities Act;

(q)

the Purchaser is a "qualifying issuer" as such term is defined in Multilateral Instrument  45-102 – Resale of Securities; and

(r)

the issuance and sale of the Units to the Vendor will be effected in such a manner as to be exempt from the prospectus and registration requirements of the Securities Act and the regulations promulgated thereunder.

3.

Purchase and Sale

In consideration of the portion of the Purchase Price set forth below, the Vendor hereby assigns, transfers, conveys and sets over unto the Purchaser and the Purchaser hereby purchases from the Vendor all of the Vendor's right, title, estate and interest in and to the Assets, to have and hold the same, together with all beneficial advantages to be derived therefrom, absolutely.

4.

Non-Competition

4.1

It is understood and agreed that part of the consideration pursuant to this Agreement includes consideration for restricting the Vendor and Bruce Elliott in the manner hereinafter described.  The Vendor and Bruce Elliott agree that for three (3) years following the Closing Date, they will not, either as an individual or as a partner or joint venturer or otherwise in conjunction with any other person, firm, association, company (excluding the Purchaser), as principal, agent, consultant, director, officer, employee, investor (holding greater than 10% of said company's voting securities) or in any manner whatsoever, directly or indirectly, carry on, be engaged in, be interested in or be concerned with a business which is the same as or similar to the Business, anywhere  within the world;  within Canada, the United States and the countries comprising the European Economic Union;  within Canada and the United States;  within Canada;  within Alberta and the Northwest Territories; or  within the geographic area in which the Business is currently carried on.

4.2

Each geographic area provided for in Section 4.1 shall be severable and if a court of competent jurisdiction determines such geographic area to be unreasonable, then the court may uphold such lesser geographic area, as the court in its discretion deems reasonable.

5.

Purchase Price, Royalty, Right of First Refusal, GST

5.1

The purchase price (the "Purchase Price") for the Assets and the rights described in Sections 4.1 and 9 shall be $1,750,002.00 and shall be satisfied by the Purchaser issuing to the Vendor on the Closing Date 3,000,000 Units at an aggregate deemed price of $1,500,001.00, with the Common Share component of such Units being $1,500,000 and the Warrant component of such Units being $1.00, the Purchaser granting to the Vendor on the Closing Date the royalty rights described in Section 5.2 below at an aggregate deemed price of $250,000.00, and the Purchaser granting to the Vendor a right as described in Section 5.3 at an aggregate deemed price of $1.00.

5.2

The Vendor and Purchaser hereby agree that:

(a)

With respect to the revenues payable to the Purchaser or its Affiliates during the period of four (4) years from the Closing Date, the Purchaser shall pay to the Vendor a royalty equal to:

(i)

3.5% of the Net Revenues of Purchaser and its Affiliates; and

(ii)

one-half of any fees payable to the Purchaser or to any Affiliate pursuant to a license to use all or any part of the Assets that the Purchaser or any Affiliate has granted to a third party licensee.  The Vendor and the Purchaser agree that such fees shall be calculated as a percentage of the third party licensee's Net Revenues, and that the royalty payable to the Vendor under this clause 5.2(a)(ii) shall be capped at a maximum amount equal to 3.5% of the Net Revenues.  For clarity, notwithstanding that the Purchaser or any Affiliate is to receive a fee equal to 8% of the Net Revenues of the third party, the maximum royalty that the Vendor is entitled to is an amount equal to 3.5% of the Net Revenues of the third party licensee and not 4%.  For the purposes of the foregoing, the Purchaser agrees that any license granted by the Purchaser or by any Affiliate to a third party shall ensure that all fees payable by the third party licensee to the Purchaser or to any Affiliate are calculated as a percentage of the Net Revenues of the third party licensee and, that such amounts are to be paid on a quarterly basis.

(b)

All sales and licenses among Purchaser and any of its Affiliates (other than for end use by the Purchaser or an Affiliate, whereupon for the purpose of computing the royalties payable in paragraph 5.2(a) such transaction shall be deemed to be at the current list prices charged by Purchaser or its Affiliates to arm's length parties) will be disregarded for purposes of computing the royalties due to Vendor under paragraph 5.2(a).

(c)

The Vendor agrees that obligation of the Purchaser to pay to the Vendor any of the amount set out in paragraph 5.2(a) shall not arise until all or any part of such amount is received by the Purchaser or the Affiliate.   The royalty outlined above shall be payable quarterly, and shall be paid by the Purchaser to the Vendor within thirty (30) days of the end of each quarter.  The Vendor further agrees that, in the event that any portion of the Net Revenues earned during a particular quarter are refunded or returned by the Purchaser or its Affiliates to third party customer(s), after the Vendor has been paid its royalties based on such Net Revenues, then the Purchaser shall have the right to offset from future royalties payable to the Vendor an amount equal to the difference between the royalties paid to the Vendor and the adjusted royalties based on the reduced Net Revenues for that quarter.  In the event of as adjustment occurring at a time when no royalties are owing or that royalties owing may be insufficient to permit offset, the Vendor shall refund the relevant amounts within sixty (60) days of written notice being delivered to the Vendor.

(d)

The Vendor agrees that the Purchaser or its Affiliates may assign, license, sublicense, rent, lease, dispose of, or otherwise transfer all or any part of the Assets among the Purchaser and its Affiliates.  The Purchaser agrees to promptly disclose to the Vendor the particulars of any such assignment, license, sublicense, rental, lease, disposition of, or other transfer of all or any part of the Assets among the Purchaser and its Affiliates.  Other assignments, licenses, sublicenses, dispositions or other transfers occurring during the four (4) year period immediately following the Closing Date: (i) shall occur on arm's length terms, (ii) the obligations under 5.2(a) shall be assumed by the transferee, (iii) the Vendor shall be notified at least ten (10) days in advance of the proposed transaction, and (iv) the Vendor shall be reasonably compensated by the Purchaser for any increased risk to the Vendor in dealing with a transferee that is less creditworthy than the Purchaser.  The Purchaser further agrees that it will cause its Affiliates to comply with the provisions of this Agreement, and that it will at all times remain responsible to the Vendor for the performance of this Agreement by its Affiliates.

(e)

The Purchaser and its Affiliates shall keep complete and accurate records of all sales and licenses involving the use of all or any part of the Assets.  The Purchaser and its Affiliates shall maintain reasonable internal systems providing for the recording, retention and reporting of all necessary information to establish the royalties payable to the Vendor.  The Purchaser and its Affiliates shall ensure that all records (whether of the Purchaser or its Affiliate) shall be maintained in accordance with Canadian generally accepted accounting principals, setting forth the details of all sales and licensing activities and details of the payments payable by the Purchaser or one of its Affiliates to the Vendor pursuant to this Agreement, or payable by the third party licensee to the Purchaser or one of its Affiliates.

(f)

The Purchaser and its Affiliates shall make the records referred to in Paragraph 5.2(d) available to representatives of the Vendor at such a place or places where records are customarily kept by the Purchaser or an Affiliate, for inspection during the Purchaser’s normal business hours.  No more than twice during any accounting year of the Purchaser, the Vendor shall have the right, at the Vendor’s expense to audit the Purchaser’s or the Affiliate’s records to establish compliance with this Agreement upon giving the Purchaser two (2) business days notice of such audit.  If the records referred to in Paragraph 5.2(d) are kept outside of Canada, then at the Vendor’s option, the Vendor may request that the Purchaser, and the Purchaser shall, deliver the records to the address specified by the Vendor as soon as practicable, and in any event within ten (10) business days of such request.  The Vendor may use any independent firm of chartered accountants, or certified public accountants, certified public accountants or equivalent selected by the Vendor and approved by the Purchaser, such approval not be unreasonable withheld, to conduct the audit.   The Vendor shall cause the selected auditors to enter into an appropriate confidentiality agreement among the Vendor, the Purchaser (or its Affiliate as applicable) and the auditors in order to reasonably protect the confidentiality of the records being inspected.  The auditors:

(i)

shall report on whether or not the Purchaser’s or the Affiliate’s records were adequate to permit a determination of the amounts payable pursuant to this Agreement and the amount payable and whether any underpayment or overpayment has been made;

(ii)

may discuss the Purchaser’s or the Affiliate’s affairs, finances and accounts with the Purchaser’s or the Affiliate’s officers and/or directors (who shall co-operate fully in such audit);

(iii)

may inspect and copy such portions of the Purchaser’s or the Affiliate’s books and records relating to the matters under audit as the auditor deems appropriate in accordance with the ordinary professional standards applicable to it; and

(iv)

shall execute a written agreement not to disclose any information learned in the audit to any person, nor to use any such information except to provide a statement of payments due for the payment periods in question and a statement of any discovered discrepancies.

(g)

If any investigation by an auditor appointed by the Vendor results in a determination that the Purchaser or an Affiliate has paid more under this Agreement than what is owing, such excess shall be immediately refunded by the Vendor or credited by the Purchaser or the Affiliate against future royalties, at the option of the Purchaser.  If the investigation results in a determination that the Purchaser or an Affiliate has paid less than the amount required under this Agreement, the Purchaser or the Affiliate shall forthwith pay such deficiencies, and the cost of the audit if such deficiency is greater than seven and one-half  percent (7.5%) of the amount that was actually owed.

(h)

It is the intention of the parties that the royalties set out herein are to be triggered as a result of a sale to an end user of the Products and therefore nothing herein shall obligate the Purchaser to pay Vendor royalties more than once on any unit of a Product.

5.3

The Purchaser hereby grants the Vendor a first right of refusal to build an order for line equipment to manufacture Products for the Purchaser.  If the Purchaser receives an order from a licensee to design and/or build line equipment for manufacturing Product and the Purchaser elects to contract out the order rather than fulfill the order itself, then prior to accepting any bona fide written quote from an arm's length third party to build an order for line equipment, the Purchaser agrees to provide to the Vendor a copy of any bona fide quote provided by a third party for building such line equipment and to provide the Vendor with thirty (30) days to review the quote and to determine if the Vendor can produce such line equipment at a substantially similar price and according to materially similar terms.  If the Vendor does not respond to Purchaser within the thirty (30) day period set out above that it can produce the line equipment at a substantially similar price and on materially similar terms, the Vendor may use the other party providing the quote to build such line equipment.  Otherwise, the Purchaser shall use the Vendor to fulfill the order.  For the purposes of the foregoing, a substantially similar price is a price that does not exceed the third party quote by more than five percent (5%) and materially similar terms include, but are not limited to, the design specifications, the bill of materials, and any performance milestones contained in the third party quote.

5.4

All amounts payable hereunder are exclusive of goods and services tax ("GST") imposed under the Excise Tax Act (Canada) and any additional sales or use taxes that may be exigible thereon.  Purchaser shall be responsible for GST and any other sales or use taxes properly payable by Purchaser on supplies made by Vendor to Purchaser pursuant to the terms hereunder.  The Vendor and the Purchaser agree that the Purchaser shall be obligated to pay GST payable on the Purchase Price as a result of the sale of such Assets to the Vendor no later than five days prior to the Vendor being obligated to remit the GST and Purchaser shall be responsible for penalties and interest in the event of failure to pay such GST to the Vendor.  Similarly, Vendor shall be responsible for GST and any additional sales or use taxes arising in respect supplies made by Purchaser to Vendor contemplated hereunder.

5.5

The Purchase Price shall be allocated among the Assets in the manner provided by Schedule 5.5 attached hereto. The Vendor and the Purchaser shall file their respective tax returns prepared in accordance with such allocation.

5.6

Purchaser will execute and jointly file with Vendor an election pursuant to Section 85 of the Income Tax Act (Canada) and any applicable provincial legislation in which election Vendor will be entitled to elect an amount that is no less than the Purchase Price minus $750,000.00, and otherwise within the limits prescribed by Section 85 of the Income Tax Act (Canada) and any applicable provincial legislation.  Vendor will be solely responsible for the preparation of the foregoing election forms, and for the filing of such forms with the appropriate tax authority.  Purchaser shall not be responsible or liable in any manner whatsoever for the proper completion and timely filing of any such forms with the appropriate tax authority, provided that Purchaser will cooperate reasonably with the Vendor in completing and filing such forms in a timely manner, including providing such information within Purchaser's possession as is reasonably required by the Vendor to complete such forms, in a timely manner.

5.7

For greater certainty, subject to Clause 6.4(b) damages for breach of contract shall not be limited to the Purchase Price amount.

6.

Conditions

6.1

The obligation of the Purchaser to carry out the terms of this Agreement and to complete the transactions contemplated hereby is subject to the following conditions:

(a)

on the Closing Date the warranties and representations of the Vendor and Bruce Elliott as set forth in Section 2.1 hereof shall be true and correct in every particular as if such warranties and representations had been made by the Vendor and Bruce Elliott on the Closing Date;

(b)

on the Closing Date, the Vendor and Bruce Elliott will have delivered to the Purchaser, the following documents in form and substance satisfactory to the Purchaser:

(i)

all of the necessary consents and approvals in writing to the transactions herein contemplated;

(ii)

all other documents and instruments as the Purchaser may reasonably require including, without limitation, a Bill of Sale;

(iii)

a certified director's resolution of Vendor authorizing the entering into of this Agreement including the transfer of all right, title and interest in and to the Assets; and

(iv)

a certificate of status in respect of the Vendor pursuant to the Business Corporations Act (Northwest Territories, Canada).

6.2

The conditions set forth in Section 6.1 hereof are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date, but save as so waived, the completion of the purchase referred to in Section 3 hereof by the Purchaser will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Vendor or Bruce Elliott as set forth in Section 2.1 hereof and the warranties and representations of the Vendor and Bruce Elliott set forth in Section 2.1 hereof will survive the Closing Date and the payment of the Purchase Price.

6.3

The Vendor and Bruce Elliott jointly and severally agree to indemnify the Purchaser against any loss or damage sustained by the Purchaser directly or indirectly (including loss or damage sustained by Affiliates of Purchaser) by reason of breach by the Vendor or Bruce Elliott of any of the warranties or representations set forth in Section 2.1 of this Agreement and (ii) in respect of all debts, liabilities and obligations of or relating to the Assets arising during the period of ownership by the Vendor and for which the Purchaser becomes liable.

6.4

The amount of Purchaser’s losses or damages which may be claimed by the Purchaser shall be calculated after giving effect to:

(a)

In the event of incorrectness or breach by the Vendor or Bruce Elliott of any of representations and warranties contained in Section 2.1, the Purchaser shall not be entitled to obtain indemnification from the Vendor until the aggregate amount of all Purchaser’s losses or damages, suffered or incurred by the Purchaser is equal or greater than $25,000.00 (the “Basket”) and once the Purchaser’s losses or damages equal or exceed the Basket, the Vendor shall have the obligation to indemnify the Purchaser for all losses or damages including the Basket.

(b)

The indemnification obligations of the Vendor or Bruce Elliott for the losses or damages incurred or suffered by the Purchaser shall cumulatively be limited to an amount equal to the Purchase Price paid by the Purchaser to the Vendor under paragraph 5.1(a) herein.   The Vendor or Bruce Elliott, at their option and in their sole discretion, may pay any such amount to the Purchaser in by way of solicitor's trust cheque, money order or certified cheque, or may pay such amount by the assignment of any or all of the 3,000,000 Common Shares in the capital stock of the Purchaser received as part of the Purchase Price.  If the Vendor or Bruce Elliott elect to pay such amount by way of assignment of any or all of 3,000,000 Common Shares so received, then each Common Share so assigned will be deemed to have been assigned at a price equal to $0.50 per Common Share.   Common Shares other than those 3,000,000 Common Shares acquired under this Agreement and assigned pursuant to this provision shall be deemed to have been assigned at a price equal to the average trading price for such shares for the thirty (30) trading days immediately preceding the assignment.

(c)

Any payments by Vendor or Bruce Elliot pursuant to the obligation to indemnify Purchaser and its Affiliates hereunder shall be a dollar for dollar reduction in the Purchase Price hereunder.

6.5

The obligation of the Vendor to carry out the terms of this Agreement and to complete the transactions contemplated hereby is subject to the condition that:

(a)

on the Closing Date, the warranties and representations of the Purchaser as set forth in Section 2.2 of this Agreement are true and correct in every particular as if they had been made by the Purchaser on the Closing Date.

(b)

the Purchaser will have delivered to the Vendor on the Closing Date:

(i)

a certified director's resolution of the Purchaser authorizing the entering into of this Agreement including the payment and allotment and issuance of the consideration referred to in Section 5.1;

(ii)

a certificate of status in respect of the Purchaser under the Business Corporations Act (Alberta); and

(iii)

certificates for Common Shares and Warrants comprising the 3,000,000 Units referred to in Section 5.1(a) hereof registered in the name of the Vendor.

6.6

The Purchaser agrees to indemnify the Vendor against any loss or damage sustained by the Vendor directly or indirectly by reason of breach by the Purchaser of any of the warranties or representations set forth in Section 2.2 hereof.

6.7

The representations and warranties herein contained on the part of each of the Vendor and Bruce Elliott and the Purchaser shall be true on and as of the date hereof and the Closing Date and shall survive the closing of this Agreement, the execution and delivery of documents of title to the Assets and the payment of consideration therefor, provided that such representations and warranties shall survive for a period of two (2) years from the Closing Date after which time, if no claim shall prior to the expiry of the said two (2) year period have been made hereunder against a party hereto with respect to the incorrectness in or breach of any representation or warranty made herein by such party, such party shall have no further liability under Section 2.1, in the case of the Vendor and Bruce Elliott or Section 2.2, in the case of the Purchaser, or otherwise hereunder with respect to such representation or warranty.

7.

Establishment of Manufacturing Facility

Purchaser shall use its reasonable efforts to establish a manufacturing facility and a marketing sales team in order to commercialize the manufacture and sale of composite poles.

8.

Production of Line Equipment for Purchaser's Facility

Vendor agrees that it will build the first line equipment for Purchaser's Edmonton facility for production or product development purposes and will sell such line equipment to Purchaser for the cost of the material and the labour to build such equipment.  The Vendor acknowledges that it will forego any profit on the sale of such equipment to the Purchaser.

9.

Protection of Intellectual Property Rights

For a period of four years after the Closing Date, Vendor shall provide reasonable assistance to Purchaser (at the Purchaser's expense) to obtain and enforce patents, copyrights, or any other form of Intellectual Property Rights protection relating to the Assets, including executing any documentation necessary to register, perfect, or enforce patents, copyrights, or any other Intellectual Property Rights.

10.

General Provisions

10.1

Time is of the essence of this Agreement.

10.2

The parties covenant and agree to execute and deliver without additional consideration all such further documents and instruments and to do all acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement and to ensure the transfer of the Assets and the Business free and clear of all liens, charges and encumbrances to the Purchaser and to effect the payment of the Purchase Price to the Vendor.

10.3

The proper law of this Agreement is the law of the Province of Alberta.

11.

Notice

Any notice or other document required or permitted to be given hereunder will be considered well and sufficiently given by hand delivery or by prepaid first class mail addressed to the parties as follows:

(a)

If to the Purchaser:

Resin Systems Inc.

14604 – 115 Avenue

Edmonton, Alberta   T5M 3C4

Attention:  President

(b)

If to the Vendor or Bruce Elliott:

Canzeal Enterprises Ltd.

22 Coronation Drive

P.O. Box 793

Yellowknife, Northwest Territories   X1A 2N6

Attention:  Bruce Elliott

or such other address as either party may from time to time appoint by notice in writing to the other in accordance with this Section. Any notice delivered by hand addressed as aforesaid will be deemed to have been delivered on the day of delivery, and any notice mailed by first class prepaid mail addressed as aforesaid will be deemed to have been received three (3) business days after the mailing thereof; and if on the third business day thereafter there is a strike, lock-out or labor disturbance affecting postal service, then such notice will not be effectively given until actually received.

12.

Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13.

Survival

Such provisions of this Agreement that, by their nature, would be expected to survive the Closing Date, including without limitation Sections 4.1, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 6.3, 6.4, 6.6, 6.7, 7, 8 and 9 shall survive the Closing Date and continue in effect.

14.

Assignment

The parties agree that this Agreement, (except for the assignment by Purchaser of certain Assets, rights and obligations as contemplated in Section 5.2 to one or more of its Affiliates, which may be done without the consent of the Vendor provided that the Purchaser remains responsible to the Vendor for the performance of this Agreement by its Affiliates) may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred directly or indirectly by either party, whether voluntary, by operation of law or otherwise, without the written consent of the other party, such consent not to be unreasonably withheld.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

RESIN SYSTEMS INC. Per: (Signed) Greg Pendura Greg Pendura President and Chief Executive Officer

CANZEAL ENTERPRISES LTD. Per: (Signed) Bruce Elliott Bruce Elliott Secretary and Treasurer

(Signed) by witness WITNESS as to the signature of Bruce Elliott	(Signed) Bruce Elliott BRUCE ELLIOTT

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SCHEDULE 5.5

Allocation of Purchase Price

$100,000 allocated to certain intangible assets being the Assets relating to or in any way used in the manufacture and distribution of composite poles worldwide other than Canada and the United States of America, including but not limited to, the filament winding technology, the related line equipment technology, and all worldwide Intellectual Property Rights (other than with respect to Canada and the United States of America) subsisting in or flowing from the use of such intangible assets.

$1,000,000 plus $250,000 (such $250,000 being satisfied by the granting of the royalty described in section 5.2) allocated to certain intangible assets being the Assets relating to or in any way used in the manufacture and distribution of composite poles in Canada, including but not limited to, the filament winding technology, the related line equipment technology, and all Canadian Intellectual Property Rights subsisting in or flowing from the use of such intangible assets.

$400,000 allocated to certain intangible assets being the Assets relating to or in any way used in the manufacture and distribution of composite poles in the United States of America, including but not limited to, the filament winding technology, the related line equipment technology, and all United States Intellectual Property Rights subsisting in or flowing from the use of such intangible assets.

$1.00 allocated to the rights described in Section 9.

$1.00 allocated to the rights described in Section 4.1.

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